Exhibit 10.13

License and Distribution Agreement

This License and Distribution Agreement is entered into by and between OPNET Technologies, Inc., a Delaware corporation with principal offices located at 7255 Woodmont Avenue, Bethesda, Maryland 20814 (“OPNET”), and RadView Software, Ltd., an Israeli corporation with corporate headquarters located at 7 New England Executive Park, Burlington, Massachusetts 01803 (“RadView”), effective this 7th day of December 2005 (the “Effective Date”).

In consideration of the premises and mutual covenants contained herein, and other valuable consideration, the receipt and adequacy of which is hereby acknowledged by each party, the parties hereby agree as follows:

1.             Scope of Agreement.

This Agreement shall set forth the terms and conditions pursuant to which (a) RadView shall deliver, and OPNET shall be licensed to use and exploit, the RadView proprietary Source Materials to the Software, and (b) RadView shall provide certain professional services to OPNET in connection with and in support of OPNET’s license rights with respect to the Source Materials.

2.             Definitions.

2.1           Derivative Product(s).   The term “Derivative Product(s)” shall refer to any and all (a) new software applications or documentation, or (b) modifications, enhancements, improvements, updates, re-branding, and derivative works of the Software, in either case developed by OPNET from the Source Materials.

2.2           Software.   The term “Software” shall refer to the two RadView proprietary applications, WebLOAD and WebFT, identified in Exhibit A hereto.

2.3           Source Materials.   The term “Source Materials” shall mean:  (i) source code, including related reference files, resource files, configuration files, and “include” files necessary to compile the source code into machine-executable form used to run the Software or used in the preparation of the Software or its enabling keys; (ii) any associated files necessary to run and exercise all functions of the Software; (iii) a listing and description of all known product defects and bugs current and open as of the Effective Date, and all closed bugs associated with the source code; (iv) instructions, notes, references, programs and other materials (excluding any third party software programs) required for the technical staff of OPNET, without any additional assistance from RadView, to make modifications and prepare an executable code copy of the Software from the source code of such Software, via the procedures of assembly, compilation, linking and/or any other procedure, which materials shall include all such materials  (exclusive of third party materials) actually used by RadView to prepare executable code copies of such Software and access keys for such Software; (v) product documentation (source version and final form); (vi) installation procedures and any installation or support utilities; (vii) any “back-office” applications necessary to allow end-users to exercise any function of the source code, including but not limited to automatic updating or patching of the end-user’s installation; (viii) images and graphics (source version and final form); and (ix) design documents, source code overviews and descriptions, API documents, and requirement documents for each of the following: (a) the highest patch level of each Major Release of the Software generally distributed by RadView during the forty-eight (48) months preceding the Effective Date and including the optional (at OPNET’s election) additional portions of the Source Material described in Section 5, (b) all “in progress” work related to the Software as of the Effective Date, and (c) all “in progress” work related to Java applet testing technology as of the payment date specified under Section 7.2 for the fourth installment payment of the Initial Services Fee. RadView shall deliver to OPNET, within two (2) business days following RadView’s receipt of the Source Code License Fee identified in Section 7 below, thirty (30) FlexLM license keys for running each of the Software, including thirty (30) “100 Virtual Users” licenses for WebLOAD for the in progress work and the Major Release using FlexLM generally distributed by RadView in the 12 months immediately prior to the effective date. Source Materials shall not include any source code or source code documentation for third party products.

2.4           Major Release.   The term “Major Release” shall mean Software version numbers that differ in the number to the left of the first decimal place and/or differ in the number immediately to the right of the first decimal place. For example, versions 6.0, 6.1, 6.2, and 7.1, and 7.2 are all considered Major Releases.

3.             Delivery of Source Materials.

3.1           RadView shall deliver to OPNET, within two (2) business days following RadView’s receipt of the Source Code License Fee identified in Section 7 below, one copy of the Source Materials, in electronic form. The deliverables under this Agreement shall include the complete “build environment”, including full test system and all existing test cases for API and UI testing, as well as the source code for any custom developed build or test tools. This environment shall be installed and working on equipment delivered to OPNET by RadView. Title to the build environment and equipment shall pass to OPNET immediately following OPNET’s notice to RadView that OPNET has obtained all third party licenses required for the build environment deliverable: (a) as a licensee and/or (b) as an authorized sublicensee under a third party license(s) issued to RadView. The build environment and equipment shall be delivered as directed by OPNET during the Knowledge Transfer Period.

3.2           RadView shall deliver to OPNET, within two (2) business days following RadView’s receipt of the fourth installment payment of the Initial Services Fee one copy in electronic form of all “in progress” work related to the Java applet testing technology described under Section 2.3(c).

4.             Source Code License Grant.

4.1           License to Create, and Distribute and Sublicense Derivative Products.   Subject to OPNET’s compliance with the terms and conditions of this Agreement, including the license terms and limitations set forth in this Section, and contingent upon OPNET’s payment to RadView in full of the Source Code License Fee, RadView hereby grants to OPNET a non-exclusive, non-royalty-bearing, perpetual (subject to the terms set forth in Section 13 below) license to:

a) modify the Software and merge or combine the Software or any part thereof into or with other computer programs to form a Derivative Product;

b) modify, prepare and enhance Derivative Products based on the Software and/or the Source Materials;

c) use internally for its own business purposes or on behalf of any third party any such Derivative Product; and

d) market, distribute (directly or through third parties), support and sublicense any such Derivative Product in object code form;

provided, however, that any Derivative Product created by OPNET shall not diminish or otherwise affect RadView’s pre-existing rights in the Software and the Source Materials and any and all intellectual property embodied thereby or embedded therein; and provided further, however, that OPNET shall market, distribute, use, sublicense and support the Software and the Derivative Products solely under OPNET’s brands and using product names which shall not be similar to or likely to be confused with the RadView names for the Software. To that end, OPNET shall re-brand the Software and/or Derivative Products, as applicable, including, without limitation, revising the splash screen, documentation and similar RadView-branded areas to reflect the OPNET branding; provided, however, that any Software and Derivative Products used, sublicensed, marketed, supported or distributed by OPNET shall retain the copyright and other proprietary legends of RadView’s object code and source code in the form as delivered under this Agreement unless such form is determined by OPNET to be unreasonable.

4.2           License to Copy.   Subject to OPNET’s compliance with the terms and conditions of this Agreement, including the license terms set forth in this Section, and contingent upon OPNET’s payment to RadView in full of the Source Materials License Fee, RadView hereby grants to OPNET a non-exclusive, non-royalty-bearing, perpetual (subject to the terms set forth in Section 12.1 below),  license to

a) copy the Source Materials to the extent  necessary to exercise the rights granted under this Agreement; and

b) copy the Derivative Products to the extent necessary to allow use and distribution of the Derivative Products pursuant to the rights granted under this Agreement;

provided, however, that each copy of the Source Materials and the Derivative Products, or any part thereof, shall reproduce the copyright and other proprietary legends as described in Section 4.1 above.

4.3           Source Code License for Derivative Products.   (a) Commencing on the first anniversary of the Effective Date, and subject in each instance to RadView’s rights as the owner of full right and title to the Source Materials and the intellectual property embodied thereby or embedded therein, OPNET shall be entitled to grant a source code license with respect to all or any portion of one or more Derivative Products subject to the conditions described herein; (b) any source code license granted by OPNET under this Section 4.3 shall:  (i) require that the licensee include in all copies of the Derivative Product source code copyright and other proprietary legends of RadView included in the source code or Derivative Product source code licensed, (ii) require that the third party licensee’s use of the Derivative Product source code shall be according to the terms of a written license agreement issued by OPNET consistent with the terms of this Agreement and, that includes an acknowledgement by the licensee of the pre-existing proprietary and intellectual property rights of RadView in the Derivative Product source code, (iii) requires the licensee to protect the confidentiality of, and the proprietary rights of RadView in, the  Derivative Product source code using the same degree of care it uses to protect its own confidential information but in no case less than a reasonable degree of care, and (iv) shall irrevocably release RadView of any liability to the licensee or to any third party claim through such licensee.

4.4           Non-Competition Agreement.   (a) For a period of five (5) years after the Effective Date, and subject to the exceptions below OPNET shall not: (i) assign this Agreement, or (ii) directly market or license a source code license for any Derivative Product to any entity listed on Exhibit B. Exhibit B may be amended upon the mutual agreement of the parties. (b) For a period of two (2) years after the Effective Date, and subject to the exceptions below, OPNET shall not: (i) assign this Agreement or (ii) directly market or license a source code license for any Derivative Product to any entity listed on Exhibit C. (c) In the event that any court determines that the duration of Section 4.4(a) or 4.4(b) is unreasonable, and to such extent is unenforceable, OPNET and RadView agree this section shall remain in effect for the greatest time period that would not render it unenforceable but in no event beyond the duration specified herein. Either party however, shall have the right at any time to assign or transfer this Agreement or any interest herein (including rights and duties of performance), upon written notice to the other party, to any entity: (i) which acquires all or substantially all of such party’s operating assets, (ii) which acquires more than 50% of such party’s issued and outstanding shares, (iii) which is under common ownership or control with a party to this Agreement, or (iv) into which a party to this Agreement is merged or reorganized pursuant to any plan of merger or reorganization.

5.             Services to be Provided by RadView.

5.1           Transfer of Knowledge.   For a period of eight (8) consecutive weeks following the Effective Date (such eight week period, the “Knowledge Transfer Period”), and provided that OPNET pays timely and in full the Initial Services Fee identified in Section 7 below, RadView shall make available to OPNET the professional services of three (3) RadView employees, each of whom shall be knowledgeable in the source code for the Software, and qualified to provide Services  to OPNET with respect to the Source Materials (the “Knowledge Transfer Consultants”) and each of whom shall be dedicated to OPNET on a full time basis (assuming an eight (8) hour workday, during the Israeli or United States work week, as applicable based on the venue of the  Knowledge Transfer Consultants when performing the Services, and subject to the RadView paid holidays identified in Exhibit D hereto) during the Knowledge Transfer Period. Each such employee, and any other RadView employee who may perform professional services for OPNET in connection with this Agreement, shall be hereinafter referred to as a “Knowledge Transfer Consultant” or a “Training Consultant”. The Knowledge Transfer Consultants shall provide Services on a time and material basis and work under the direction of OPNET to provide one or more of the following services (collectively, the “Services”):  (i) knowledge transfer with respect to the Source Materials, (ii) creation of the “build environment”, including full test system and all existing test cases for API and UI testing (as well as the source code for any custom developed build or test tools), (iii)  support OPNET’s use of the Source Materials, and general technical support to OPNET in its use of the Source Materials, (iv) development tasks and work related to Derivative Product(s) as directed by OPNET, and (v) such other professional services permitted under this Agreement related to the Source Materials and/or the Derivative Product(s). During the Knowledge Transfer period, OPNET may, at its sole discretion elect to use portions of the Services described in this Section 5: (a) to extract additional portions of the Source Material revision control history, including but not limited to any file versions in between the Major Releases of the Software generally distributed by RadView, as well as any “check-in comments” and “change logs” associated with those file versions, limited to the 48 months prior to the Effective Date, and as late as the payment date specified under Section 7.2 for the fourth installment payment of the Initial Services Fee. RadView shall deliver this additional material to OPNET at such times designated by OPNET prior to the expiration of the Knowledge Transfer period and/ or (b) to conduct training related to the Source Materials for OPNET’s field personnel and support personnel. Any such training services shall be provided by an employee of RadView, other than a Knowledge Transfer Consultant, qualified to provide training services and whose place of employment for RadView is in the United States (the “Training Consultant”). Training services under this Agreement shall not exceed ten (10) staff days, whether used concurrently or not. The fee for each staff day of training services shall be at the rate stated in Section 7.3. The Knowledge Transfer Consultants and the Training Consultant shall be chosen by RadView, in its sole discretion provided that each Consultant has the qualifications defined above. RadView further reserves the right, at any time, to replace any individual  Knowledge Transfer Consultant or Training Consultant with a similarly qualified RadView employee provided that RadView shall take commercially reasonable measures to effect any such replacement in a manner calculated to cause minimal disruption to the provision of the Services. Upon RadView’s receipt of a good faith request by OPNET, RadView shall promptly replace any individual Knowledge Transfer Consultant or Training Consultant with a similarly qualified RadView employee in a manner calculated to cause minimal disruption to the provision of the Services.

5.2           No Warranty on Services.   RadView shall provide the Services under this Agreement on a time and materials basis. RadView makes no warranties or representations, express or implied, oral or written, with respect to the Services provided under this Agreement, whether to OPNET or to any other entity. RadView expressly disclaims any and all warranties with respect to such Services, including, without limitation, any implied warranties or those arising out of usage of trade.

5.3           Venue for Services and Consultant’s Bonus.   The Services to be performed by the Knowledge Transfer Consultants or the Training Consultant may, at the direction of OPNET, be performed on site at any of OPNET’s offices or from RadView’s offices; provided, however, that Israel based Knowledge Transfer Consultants shall not be required to work on site at an OPNET site in the United States for more than three (3) consecutive weeks in any four (4) week period; each Knowledge Transfer Consultant who works not less than forty hours each week for three (3) or more consecutive weeks on site at an OPNET site in the United States shall be paid a bonus calculated at the rate of ONE THOUSAND DOLLARS ($1,000 ($US)) for each consecutive week of work. For example, if a Knowledge Transfer Consultant works three (3) consecutive weeks at an OPNET site in the United States, the Knowledge Transfer Consultant is entitled to a $3,000 bonus; if the Knowledge Transfer Consultant works two consecutive weeks no bonus has been earned. The maximum bonus payable to any Israel based Knowledge Transfer Consultant under the terms of this section during any four consecutive week period shall be FOUR THOUSAND DOLLARS ($4,000 (US)). OPNET shall use its best effort to forecast travel requirements in advance and shall provide not less than five (5) days advance notice to a Consultant of any travel requirement and shall include the required arrival date at the site designated by OPNET. RadView hereby confirms that the passports of the Consultants are and shall remain current and valid during the Knowledge Transfer Period. RadView further waives any rights it may have to prevent the travel of a Consultant to an OPNET site in the United States.

5.4           Extension of Knowledge Transfer Period.   OPNET shall have the right, in its sole discretion, to elect a one-time extension to the Knowledge Transfer Period for any one or more of the three (3) Consultants, upon written notice to RadView; provided that any such extension shall not continue the Knowledge Transfer Period beyond March 30, 2006. The notice to RadView must be delivered at least seven (7) days prior to the expiration of the original Knowledge Transfer Period and shall specify the length of the extension elected by OPNET and the number of Consultant(s) to whom OPNET would like the extension to apply. The Additional Service fees applicable to any such extension are as set forth in Section 7 below.

5.5           Insurance During Knowledge Transfer Period.   During the Knowledge Transfer Period when Consultants are providing services on OPNET’s premises (including extensions by OPNET pursuant to the terms of Section 5.4), OPNET shall maintain comprehensive general liability insurance, including broad form property damage coverage, with limits of at least one million U.S. Dollars each for personal injury and property damage for each occurrence.

6.             Proprietary Rights.

6.1           Derivative Products.   (a) As between RadView and OPNET and excluding the Source Materials, OPNET shall be the sole owner of all right, title and interest in and to, any Derivative Product developed by OPNET in accordance with this Agreement, and any other software prepared by OPNET in connection with the Source Materials and/or OPNET’s exercise of its rights under this Agreement. RadView shall not acquire any right, title, or interest in or to such Derivative Product(s); provided, however, that any Derivative Product or other materials created by OPNET shall not diminish, qualify or otherwise affect RadView’s pre-existing rights in the Software and Source Materials. (b) Nothing in this Agreement shall be construed as limiting the independent development of products and/or services by the parties hereto. Each party hereto acknowledges that the other may, as of the Effective Date or at any time thereafter, engage in or pursue the independent development of products and/or services which are the same as or similar to actual or planned activities and/or products and services of the other party hereto. Each party acknowledges and agrees that the other party’s independent development activities with respect to the Source Materials or similar products and/or services shall not in and of itself be determined to violate the terms of this Agreement. Nothing in this Section 6.1 shall be deemed to grant any ownership, distribution, license, sublicense or any other rights to use a party’s intellectual property except as expressly provided herein; this section does not waive either party’s statutory intellectual property rights for patents, copyrights, trademarks, trade secrets or other intellectual property.

6.2           Trademarks.   Nothing in this Agreement shall be construed as giving either party any right to use any trademark, service mark, trade name, logo, designation or other identifier of the other party at any time during or after the term of this Agreement. OPNET shall re-brand any Software or Derivative Products which it markets, makes available to third parties or which it uses internally pursuant to the provisions of Sections 4.1, 4.2, and 4.3 above.

6.3           Limited Transfer of Rights.   Except as expressly set forth in Section 3 above, the parties agree that nothing in this Agreement is intended or should be construed as transferring ownership rights of any kind from one party to the other with respect to any intellectual property held or developed by either party.

7.             Economic Terms.

7.1           Source Code License Fee.   In consideration for the license rights granted under Section 4 above and a non-exclusive, non-royalty-bearing, perpetual (subject to the terms set forth in Section 13.1 and 13.2 below) license to all patents in the Software or the Source Materials, OPNET shall remit to RadView a Source Code License Fee in the amount of THREE HUNDRED TEN THOUSAND DOLLARS  ($310,000($US)). Such amount shall be payable, in full, upon the Effective Date.

7.2           Initial Services Fee.   In consideration for the Services being made available to OPNET pursuant to Section 5.1 above, OPNET shall remit to RadView an Initial Services Fee in the amount of TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000 ($US)). Such amounts shall be due and payable in four installments as follows:

•                  FIFTY THOUSAND DOLLARS ($50,000($US)) shall be due and payable on the Effective Date;

•                  FIFTY THOUSAND DOLLARS ($50,000($US)) shall be due and payable on December 19, 2005;

•                  FIFTY THOUSAND DOLLARS ($50,000($US)) shall be due and payable on January 2, 2006; and

•                  ONE HUNDRED THOUSAND DOLLARS ($100,000 ($US)) shall be due and payable on January 16, 2006;

provided, however, that in the event the Consultants, or any one of them, (a) is unwilling to travel to the United States to perform the Services, (b) does not respond in a reasonable timeframe (as evaluated against the nature of the request and taking into account the effect of potentially different time zones), or (c) is not qualified to provide any of the Services (it being understood that each of the Consultants may be bringing different areas of expertise to bear in support of the Services), then in any such event, the payment schedule for the installments due and payable on December 19, 2005, January 2, 2006, and January 16, 2006 shall be revised as follows:

•                  The second installment shall be due and payable on January 2, 2006;

•                  The third installment payment shall be due and payable on January 16, 2006; and

•                  The fourth installment payment shall be due and payable on January 30, 2006.

7.3           Additional Service Fees.   In the event that OPNET elects to extend the Knowledge Transfer Period pursuant to the provisions of Section 5.3 above, OPNET shall remit to RadView an amount equal to ONE THOUSAND TWO HUNDRED DOLLARS ($1,200($US)) for each additional staff day included in the extension (e.g., an extension of ten business days to the Knowledge Transfer Period with respect to two Consultants would entail an additional Services fee of $24,000 (10 days x two consultants x $1,200)). The Service fees for the initial Knowledge Transfer Period and for any extension thereof are based on an eight (8) hour day. Service hours in excess of eight (8) hours per day shall be invoiced at a rate of $175 ($US) per hour. The additional Service fee associated with the extension to the Knowledge Transfer Period shall be invoiced at the conclusion of each week during which additional services were completed after the expiration of the original Knowledge Transfer Period (e.g., using the example above of a ten day extension for two consultants, an additional Services fee of TWELVE THOUSAND DOLLARS ($12,000 ($US) would be invoiced at the conclusion of each successive week after the expiration of the original Knowledge Transfer Period, for a total consideration of TWENTY-FOUR THOUSAND DOLLARS ($24,000 ($US)), payable as described in Section 7.5). Additional Service hours (i.e., hours in excess of eight (8) hours for any staff day during the Knowledge Transfer Period or any extension thereof) shall be performed only with the prior written consent of OPNET.

7.4           Consultant’s Bonus and Travel Expenses.   OPNET shall be responsible for: (a) reimbursing RadView for Consultant Bonus amounts determined under Section 5.3 and actually paid by RadView to Knowledge Transfer Consultants, and (b) all reasonable travel-related expenses incurred by RadView in connection with the performance of the Services provided that (i) such expenses are consistent with  travel expense guidelines set forth in Exhibit E hereto, and (ii) the travel has been pre-approved in writing by or scheduled with the written consent of OPNET. OPNET shall not be liable for reimbursing RadView for any international travel-related expenses incurred by the Training Consultant.

7.5           Payment Terms.   (a) Excepting payments required under Sections 7.1 and 7.2, all invoices submitted by RadView shall be due and payable within thirty (30) days following invoice receipt. The fees set forth above do not include any applicable taxes or duties. OPNET and RadView shall each be responsible for such taxes to the extent required by law. All invoices, fees and payments shall be stated and paid in United States dollars. (b) All payments required by OPNET under Sections 7.1 and 7.2 shall be by wire transfer of immediately available funds to an account designated in writing by RadView.

8.             Protection of Confidential Information.

8.1           Definition of Confidential Information.   During the term of this Agreement, either party may disclose to the other certain proprietary or confidential information, including without limitation information relating to the disclosing party’s business, products, services, finances, customers or strategies (“Confidential Information”). Confidential Information may include technical information and may be in tangible or intangible form. All Confidential Information will be marked as confidential or proprietary at the time of disclosure or, in the case of oral disclosure, will be designated as confidential at the time of disclosure and promptly confirmed in writing thereafter; provided, however, that the Source Materials and any materials reflecting or incorporating the Source Materials (in whole or in part) shall be deemed Confidential Information whether or not expressly designated as such. In addition, information which by the nature of its content and the circumstances of its disclosure would reasonably be understood to be the confidential and/or proprietary information of the disclosing party shall be treated as Confidential Information by the receiving party. The term “Confidential Information” shall not include information that (a) is in the public domain or which enters the public domain other than through an action of the receiving party, (b) is published or otherwise made known to the public by the disclosing party, (c) is lawfully known to or in the possession of the receiving party prior to its receipt hereunder, provided that the information was not received from the disclosing party or a third party with an obligation of confidentiality to the disclosing party.

8.2           Obligations to Protect Confidential Information.   Each party agrees to protect the Confidential Information it receives from the other party with the same degree of care it uses to protect its own Confidential Information but in no case less than a reasonable degree of care. OPNET shall treat all RadView source code received under this Agreement with the same degree of care as OPNET uses to protect its own source code but in no case less than a reasonable degree of care; OPNET may disclose source code received under this Agreement on a need to know basis to any person or entity for legitimate business reasons, as determined by OPNET, provided the party receiving access to the source code has entered into a written nondisclosure agreement with OPNET containing terms as least as restrictive as the nondisclosure obligations in this Agreement. Each party further agrees to hold in confidence and not to disclose or reveal to any person or entity any Confidential Information disclosed by the other party hereunder without the clear and express prior written consent of a duly authorized representative of the disclosing party provided, however, that any party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule. The receiving party further agrees not to use or disclose any of the Confidential Information of the disclosing party for any purpose at any time, other than for the limited purpose(s) for which the disclosure was made as contemplated by this Agreement. Except as provided in Sections 8.3 and 8.4 below, each party agrees that disclosure of the other party’s Confidential Information shall be strictly limited to disclosure to employees or independent contractors with a need to know the information for the purposes of this Agreement, and each party agrees that each such employee or independent contractor will be informed of the confidential and/or proprietary nature of the information and will be bound, prior to disclosure, by a written agreement containing substantially the same confidentiality terms as those in this Section 8. Nothing in this Section 8 shall be construed to prohibit the disclosure of the Software, Source Materials, Derivative Products or Derivative Product source code by OPNET to an escrow agent or other third party who is subject to a written agreement containing substantially the same confidentiality terms as those in this Section 8.

8.3           Required Disclosure.   In the event that either party is required to disclose any portion of any Confidential Information of the other party or any other materials proprietary to the other party in conjunction with a judicial or administrative proceeding, the party so directed shall immediately notify the other party both orally and in writing. Each party agrees to provide the other with reasonable cooperation and assistance in obtaining a suitable protective order and in taking any other steps to preserve confidentiality of the Confidential Information which is required to be disclosed.

8.4           No Publicity.   Unless and until the terms of the Agreement are publicly disclosed by either party in a filing made with the United States Securities Exchange Commission, information relating to the substance and/or terms of this Agreement shall be deemed Confidential Information, and neither party shall disclose such information to third parties without the prior written consent of the other; provided, however, that each party shall be entitled to disclose, on a limited basis as possible in any discussions with analysts, current customers, prospective clients or government regulators or to comparable parties, the nature and scope of the relationship, the respective roles of the parties, the deliverables, services to be provided, and the fees payable to RadView.

8.5           Pre-Existing Non-Disclosure Agreement.   Nothing set forth herein shall be construed to diminish or qualify the obligations undertaken by the parties pursuant to the mutual non-disclosure agreement previously executed between the parties but rather, such agreement shall remain in full force and effect.

9.             Representations and Warranties.

9.1           Authority to Enter into Agreement.   By its execution of this Agreement, each party represents and warrants that it has the full right and authority to enter into this Agreement and that it is capable, prepared and intent on meeting its obligations and responsibilities hereunder.

9.2           Intellectual Property Warranty.   RadView warrants that it holds full right and title to the Source Materials, with the exception of any third party source materials which may be included within the Source Materials and which shall be disclosed in writing to OPNET as described in Section 12.4. RadView further warrants that, to RadView’s knowledge and subject to OPNET’s obtaining any required third party licenses there is no third party right which would interfere with or burden OPNET’s exercise of its rights hereunder. OPNET agrees that its sole and exclusive remedy for any breach of the foregoing warranties shall be as set forth in Section 10.1 below. OPNET further acknowledges and agrees that the foregoing warranties by RadView do not apply to any third party intellectual property issue arising out of any modification or extension of or to the Source Materials or the Software caused by OPNET or by any third party contractor of OPNET and which would not exist but for such modification(s) and/or extension(s).

9.3           No Warranty on Source Materials.   Subject to the limited warranties set forth in Section 9.2 above, OPNET acknowledges and agrees that RadView is delivering the Source Materials “AS IS” without warranty of any kind, whether express or implied. RadView expressly disclaims any and all warranties with respect to such Source Materials, including, without limitation, any implied warranties or those arising out of usage of trade. OPNET further acknowledges and agrees that, except as otherwise expressly set forth with respect to the Services identified in Section 5 above, RadView’s obligations under Sections 8 and 10, and the additional undertakings of RadView set forth in Section 12 below, RadView shall have no further obligation to OPNET with respect to the Software or the Source Materials.

9.4           No Warranty on Services.   RadView makes no warranties or representations, express or implied, oral or written, with respect to the Services provided under this Agreement, whether to OPNET or to any other entity. RadView expressly disclaims any and all warranties with respect to such Services, including, without limitation, any implied warranties or those arising out of usage of trade.

10.          Indemnification Obligations.

10.1         Indemnification of OPNET by RadView for Third Party Claims.   Subject to the Limitations of Section 11, RadView shall indemnify and hold OPNET (and all of its officers, employees, directors, consultants, contractors and agents) harmless from and with respect to any loss, expense, costs, damages (including reasonable attorneys’ fees and costs) or other liability, arising out of or relating to any claim, demand, suit or proceeding brought by a third party (individually and collectively, a “Claim”) against OPNET (or any of its officers, employees, directors, consultants, contractors and agents) insofar as such Claim, shall be based upon or arise out of (a) a breach by RadView of its obligations under this Agreement, or (b) an alleged or actual violation of third party intellectual property rights by the Source Materials (in the form provided by RadView to OPNET and exclusive of any third party source materials which may be included therewith). OPNET shall give RadView prompt written notice of any such Claim and control over the defense and settlement of such claim (provided that RadView will not enter into any settlement which imposes any obligations or constraints on OPNET without the prior written consent of OPNET), and shall provide at RadView’s expense reasonable cooperation and assistance as RadView may request from time to time in the defense thereof. OPNET shall have the right, but not the obligation, to participate in such litigation or proceeding at its sole expense through counsel of its own choosing.

10.2         Indemnification of RadView by OPNET for Third Party Claims.   Subject to the limitations of Section 11, OPNET shall indemnify and hold RadView (and all of its officers, employees, directors, consultants, contractors and agents) harmless from and with respect to any loss, expense, costs, damages (including reasonable attorneys’ fees and costs) or other liability, arising out of or relating to any claim, demand, suit or proceeding brought by a third party (individually and collectively, a “Claim”) against RadView (or any of its officers, employees, directors, consultants, contractors and agents) insofar as such Claim, shall be based upon or arise out of (a) a breach by OPNET of its obligations under this Agreement, or (b) the creation, use, modification, support or distribution of a Derivative Product by OPNET or a third party to whom OPNET has provided access or authority to use the Source  Materials, to the extent such Claim is not covered by clause (b) of Section 10.1 above. RadView shall give OPNET prompt written notice of any such Claim and control over the defense and settlement of such claim (provided that OPNET will not enter into any settlement which imposes any obligations or constraints on RadView without the prior written consent of RadView), and shall provide at OPNET’s expense such reasonable cooperation and assistance as OPNET may request from time to time in the defense thereof. RadView shall have the right, but not the obligation, to participate in such litigation or proceeding at its sole expense through counsel of its own choosing.

10.3         Indemnification of Employment Claims.   OPNET shall indemnify and hold RadView harmless against any and all claims which may be brought against RadView (and/or any of its officers, employees, directors, consultants, contractors and agents) by one or more Consultants based on actions or failures to act by OPNET with respect to such Consultant’s provision of the Services, including, without limitation, claims by a Consultant of sexual harassment or sexual or other prohibited discrimination by OPNET; provided, however, that OPNET shall have no obligation under the terms of this paragraph in the event the Consultant’s claim is based on the action or failure to act by RadView.

11.          Limitation of Liability and Exclusion of Consequential Damages.

NOTWITHSTANDING ANYTHING STATED IN THIS AGREEMENT TO THE CONTRARY IN NO EVENT SHALL RADVIEW BE LIABLE TO OPNET OR TO ANY THIRD PARTY CLAIMING DIRECTLY OR THROUGH OPNET FOR ANY DAMAGES OF ANY KIND, OR UNDER ANY CIRCUMSTANCES, INCLUDING WITHOUT LIMITATION, (A) ANY INCIDENTAL INDIRECT, PUNITIVE, OR SPECIAL DAMAGES, OR (B) ANY DAMAGES WHATSOVER RESULTING FROM LOSS OF USE, DATA, REVENUES, BUSINESS OR PROFITS, OR COSTS OF PROCUREMENT OF SUBSTITUTE PRODUCTS OR SERVICES, IN EITHER EVENT ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND/OR THE SOURCE MATERIALS AND/OR THE SOFTWARE, EVEN IF RADVIEW HAD BEEN APPRISED OF THE LIKELIHOOD OF SUCH DAMAGES OCCURRING.

NOTWITHSTANDING ANYTHING STATED IN THIS AGREEMENT TO THE CONTRARY IN NO EVENT SHALL OPNET BE LIABLE TO RADVIEW OR TO ANY THIRD PARTY CLAIMING DIRECTLY OR THROUGH RADVIEW FOR ANY DAMAGES OF ANY KIND, OR UNDER ANY CIRCUMSTANCES, INCLUDING WITHOUT LIMITATION, (A) ANY INCIDENTAL INDIRECT, PUNITIVE, OR SPECIAL DAMAGES, OR (B) ANY DAMAGES WHATSOVER RESULTING FROM LOSS OF USE, DATA, REVENUES, BUSINESS OR PROFITS, OR COSTS OF PROCUREMENT OF SUBSTITUTE PRODUCTS OR SERVICES, IN EITHER EVENT ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND/OR THE SOURCE MATERIALS AND/OR THE SOFTWARE, EVEN IF OPNET HAD BEEN APPRISED OF THE LIKELIHOOD OF SUCH DAMAGES OCCURRING.

12.          Additional Obligations of RadView.

12.1         Export Control Information.   Promptly following RadView’s receipt of the Source Code License Fee, RadView shall provide to OPNET any existing export control certificates, product classification documents, export review applications for the Software issued by the Israeli or United States governments.

12.2         RadView Employees.   Promptly following RadView’s receipt of the Source Code License Fee, RadView shall provide to OPNET a list of the names and titles of employees who have left the employment of RadView during the twelve (12) month period preceding the Effective Date. For any former or current RadView employee hired by OPNET under conditions that do not violate Section 12.3, RadView shall waive any post-employment noncompete restrictions or other restrictions that would prohibit the former employees from working for OPNET or on the Source Materials or OPNET’s Derivative Product(s). For purposes of this Section 12.2, employees will be deemed to have left the employment of RadView if they are no longer employed by RadView or a RadView affiliate.

12.3         Restrictive Covenant Pertaining to RadView Employees.   (a) OPNET shall not directly or indirectly solicit or permit any organization on its behalf to directly or indirectly solicit for employment (or for work as an independent contractor) any employee of RadView. Provided there is no violation of Section 12.3(a) above, OPNET is allowed to hire up to three (3) RadView current employees. All prohibitions and restrictions applicable to OPNET under this Section 12.3 shall terminate upon the earlier of three (3) months after the completion of the Knowledge Transfer Period including any extensions thereto permitted under this Agreement, or the date RadView files for bankruptcy or is the subject of an involuntary bankruptcy or has all assets assigned for the benefit of creditors.

12.4         Third Party Vendors for Software.   Attached hereto as Exhibit F is a list of the third party components and technology used by RadView to create, support and distribute the Software, including, without limitation, the third party tools used for key generation and distribution. RadView warrants that Exhibit F attached hereto is true and correct as of the Effective Date, and that it contains a comprehensive listing of third party components and technology for the Software as distributed by RadView on the Effective Date. Exhibit F shall list the third party components and technology according to the following categories:  Used for WebFT or Used for WebLOAD. On or before January 6, 2006, and using its “best effort”, RadView shall deliver to OPNET a revised Exhibit F that shall also include a listing of third party components and technology used by RadView to create, support and distribute the Software during the 48 months immediately preceding the Effective Date.

Upon receipt by OPNET the revised Exhibit F shall amend this Agreement and shall be incorporated herein by this reference.

12.5         OEM Agreement Amendment and Termination.   As a material condition of this Agreement, RadView and OPNET shall amend the OEM Agreement dated June 30, 2003 by and between Altaworks Corporation and RadView substantially in the form of the amendment attached hereto as Exhibit G.

13.          Termination.

13.1         Termination Prior to Delivery of Deliverables and Expiration of Knowledge Transfer Period.   At any time prior to the latter of: (a) delivery of all Source Materials described in Section 3 or (b) the expiration of the Knowledge Transfer Period, either party may terminate this Agreement upon written notice in the event one party breaches a material term in this Agreement and fails to cure the breach(es) identified in a written notice to the breaching party within twenty (20) days (the “20-day Cure Period”) following the date of such written notice, and further provided that the breach(es) remain ongoing as of the end of the 20-day Cure Period. Termination of this Agreement by RadView under this Section 13.1 shall not relieve OPNET of its obligation to pay to RadView the fees identified in Section 7.

13.2         Termination by RadView or OPNET.   Upon expiration of the termination rights under Section 13.1, either party may terminate this Agreement upon written notice in the event one party breaches a material term in this Agreement and fails to cure the breach(es) identified in a written notice to the breaching party within forty-five (45) days (the “45-day Cure Period”) following the date of such written notice, and further provided that the breach(es) remain ongoing as of the end of the 45-day Cure Period.

13.3         Damages and Limitation of Damages.   If a breach of this Agreement occurs that cannot be cured within the cure period under Section 13.1 or 13.2 the breaching party shall be liable for the actual damages of the nonbreaching party but not to exceed ONE MILLION DOLLARS ($US). Excepting breaches of this Agreement that are the direct result of bad faith conduct the nonbreaching party’s sole remedy under this section shall be the recovery of actual damages subject to the limitations herein. The Limitation of Damages under this Section shall not apply to a material breach of this Agreement that is the direct result of bad faith conduct by the breaching party.

13.4         Survival of Terms.   Those terms which, by their nature, would be reasonably understood to survive any expiration or termination of this Agreement shall so survive, including Sections 2, 6, 7-11, 13.4, and 14.

14.          Miscellaneous.

14.1         Entire Agreement.   This Agreement constitutes the entire understanding and agreement between the parties hereto and supersedes any and all prior or contemporaneous representations, understandings and agreements between OPNET and RadView with respect to the subject matter hereof, all of which are merged herein. Notwithstanding the foregoing, the parties understand and agree that any confidentiality agreements between the parties are separate from this Agreement, and, except as may be expressly stated herein, nothing contained in this Agreement shall be construed as affecting the rights or obligations of either party set forth in any such agreement. It is expressly understood and agreed that no employee, agent or other representative of either party has any authority to bind such party with regard to any statement, representation, warranty, or other expression unless the same is specifically set forth or incorporated by reference herein. It is expressly understood and agreed that, there being no expectation of the contrary between the parties hereto, no usage of trade or custom and practice within the industry, and no regular practice or method of dealing between the parties hereto, shall be used to modify, supplement or alter in any manner the terms of this Agreement or any part hereof. This Agreement shall not be modified, amended or in any way altered except by an instrument in writing signed by an officer of RadView and an officer of OPNET.

14.2         Independent Parties. Nothing contained herein shall be deemed to create or construed as creating a joint venture or partnership between OPNET and RadView. Neither party is, by virtue of this Agreement or otherwise, authorized as an agent or legal representative of the other party. Neither party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other party or to bind such other party in any manner. Further, it is not the intention of this Agreement or of the parties hereto to confer a third party beneficiary right of action upon any third party or entity whatsoever, and nothing hereinbefore or hereinafter set forth shall be construed so as to confer upon any third party or entity other than the parties hereto a right of action under or in connection with this Agreement.

14.3         Waiver.   No waiver of any provision of this Agreement or any rights or obligations of either party hereunder shall be effective, except pursuant to a written instrument signed by the party or parties waiving compliance, and any such waiver shall be effective only in the specific instance and for the specific purpose stated in such writing.

14.4         Amendments.   All amendments or modifications of this Agreement shall be binding upon the parties despite any lack of consideration so long as the same shall be in writing and executed by the parties hereto in accordance with the other terms of this Agreement regarding modifications.

14.5.        Severability of Provisions.   In the event that any provision hereof is found invalid or unenforceable pursuant to judicial decree or decision, the remainder of this Agreement shall remain valid and enforceable according to its terms.

14.6.        Assignment.   Except as otherwise permitted under this Agreement neither party shall have the right to, and each party covenants that it will not, assign or transfer this Agreement or any of its rights, duties or obligations hereunder for a period of one (1) year following the Effective Date of the Agreement. Either party however, shall have the right at any time after the Effective Date to assign or transfer this Agreement or any interest herein (including rights and duties of performance), upon written notice to the other party, to any entity: (i) which acquires all or substantially all of such party’s operating assets, (ii) which acquires more than 50% of such party’s issued and outstanding shares, (iii) which is under common ownership or control with a party to this Agreement, or (iv) into which a party to this Agreement is merged or reorganized pursuant to any plan of merger or reorganization.

14.7         Choice of Law; Forum and Jurisdiction.   This Agreement was entered into in the Commonwealth of Massachusetts, and its validity, construction, interpretation and legal effect shall be governed by the laws and judicial decisions of the Commonwealth of Massachusetts applicable to contracts entered into and performed entirely within Massachusetts. The parties expressly agree that any action arising out of or relating to this Agreement shall be filed and maintained only in the courts of the State of Massachusetts for the County of Middlesex, or the United States District Court for Middlesex County. The parties hereby consent and submit to the personal jurisdiction of such courts for the purposes of litigating any such action.

14.8         Attorneys’ Fees.   In the event any litigation or other proceeding is brought by either party arising out of or relating to this Agreement, the prevailing party in such litigation or other proceeding shall be entitled to recover from the other party all costs, attorneys’ fees and other expenses incurred by such prevailing party in such litigation or proceeding.

14.9         Force Majeure.   Neither party shall be deemed in default if its performance or obligations hereunder are delayed or become impossible or impractical by reason of any act of God, war, fire, earthquake, labor dispute, accident, civil commotion, epidemic, act of government or government agency or officers, or any other cause beyond such party’s control.

14.10       Counterparts.   This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The signature on any counterpart which is transmitted by facsimile to the other party shall be deemed the same as an original signature.

14.11       Notices.   Notice to either party to this Agreement shall be deemed received on the day of delivery if delivered, with confirmation of receipt, by electronic facsimile, by courier or by hand during normal business hours, and the following day if delivered after normal business hours. Delivery of all notices shall be made to the following persons at the respective addresses of the parties first set forth above: for RadView, to the attention of its Chief Financial Officer (fax number (781) 238-8875); for OPNET, to the attention of Marc A. Cohen,

Chairman and CEO (fax number (240) 497-1060 with a copy to:  Corporate Counsel (fax number (301) 497-1062).

EACH PARTY RECOGNIZES AND AGREES THAT THE WARRANTY DISCLAIMERS AND LIABILITY AND REMEDY LIMITATIONS IN THIS AGREEMENT ARE MATERIAL BARGAINED FOR BASES OF THIS AGREEMENT AND THAT THEY HAVE BEEN TAKEN INTO ACCOUNT AND REFLECTED IN DETERMINING THE CONSIDERATION TO BE GIVEN BY EACH PARTY UNDER THIS AGREEMENT AND IN THE DECISION BY EACH PARTY TO ENTER INTO THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

OPNET TECHNOLOGIES, INC.		RADVIEW SOFTWARE, LTD.

By:	/s/ ALAIN COHEN	By:	/s/ ILAN KINREICH
Name: Alain Cohen		Name: Ilan Kinreich
Title: President and CTO		Title: President and CEO
Date: December 7, 2005		Date: December 7, 2005

Exhibits:

A. Software

B. RadView Entity List – 5 Year  Prohibition

C. RadView Entity List – 2 Year Prohibition

D. RadView Paid Holidays

E. OPNET’s Travel Expense Guidelines

F. Third Party Components and Technology

G. Amendment to OEM Agreement

EXHIBIT A:  SOFTWARE

WebLOAD

All Utility Programs associated with or distributed with WebLOAD

WebFT

All Utility Programs associated with or distributed with WebFT

EXHIBIT B:  RADVIEW ENTITY LIST – 5-YEAR PROHIBITION

Compuware Corporation and any subsidiary or affiliated company

The Rational Division of International Business Machines Corporation (“IBM”)

Empirix Inc. and any subsidiary or affiliated company

Mercury Interactive Corporation and any subsidiary or affiliated company

Segue Software, Inc. and any subsidiary or affiliated company

Wily Technology, Inc. and any subsidiary or affiliated company

EXHIBIT C:  RADVIEW ENTITY LIST – 2-YEAR PROHIBITION

APPLABS Technologies Pvt. Ltd

Identify Software Ltd.

Radware Ltd.

Shunra Software Ltd.

Symantec Corporation/VERITAS Software Corporation

EXHIBIT D: RADVIEW PAID HOLIDAYS DURING KNOWLEDGE TRANSFER PERIOD

Date	Name

Monday, January 2, 2006	New Year’s Day (Observed)

Monday, January 16, 2006	Dr. Martin Luther King, Jr. Day (Observed)

EXHIBIT E: OPNET’S TRAVEL EXPENSE GUIDELINES

TO BE PROVIDED

EXHIBIT F: THIRD PARTY COMPONENTS AND TECHNOLOGY

TO BE PROVIDED

EXHIBIT G: OEM AGREEMENT AMENDMENT

TO BE PROVIDED